Exhibit 10.2

FORM OF RESTRICTED STOCK UNIT AWARD CERTIFICATE

(Service-Based)

Non-transferable

GRANT TO

(the “Participant”)

by ScanSource, Inc. (the “Company”) of

the right to acquire _______ shares of the Company’s common stock (the “Common Stock”), no par value per share (the “Shares”) pursuant to and subject to the provisions of the ScanSource, Inc. 2024 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), and to the terms and conditions set forth in this certificate (the “Award Certificate”). The Award Certificate describes terms and conditions of the Restricted Stock Unit Award (the “Award”) granted herein and constitutes an agreement between the Participant and the Company.

Unless vesting is accelerated in accordance with the Plan or the Award Certificate, the vesting restrictions imposed under Section 2 of the Award Certificate will expire with respect to the Award and the underlying Shares of the Award ratably in ___ equal annual installments (__%-__%-__%-__%), commencing as of _______, 20__, provided that the Participant has been continuously employed by the Company as of the date hereof (the “Grant Date”) until each respective vesting date.

IN WITNESS WHEREOF, The Company acting by and through its duly authorized officers, has caused the Award Certificate to be executed as of the Grant Date.

SCANSOURCE, INC.

By:
Its:	Authorized Officer

Grant Date: ______

AWARD CERTIFICATE TERMS AND CONDITIONS

1. Grant of Award. The Company hereby grants to the Participant, subject to the restrictions and the other terms and conditions set forth in the Plan and the Award, the number of Shares indicated on Page 1 hereof of the Common Stock. For the purposes herein, the Shares subject to the Award are units that will be reflected in a book account maintained by the Company and that will be settled in shares of Common Stock if and only to the extent permitted under the Plan and the Award Certificate. Prior to issuance of any underlying Shares upon vesting of the Award, the Award shall represent an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Restrictions; Forfeiture. The Award and the underlying Shares are subject to the following restrictions. No right or interest of the Participant in the Award, to the extent restricted, may be pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate or shall be subject to any lien, obligation or liability of the Participant to any other party other than the Company or an Affiliate. Except as otherwise provided in the Plan, the Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. Prior to vesting, the underlying Shares subject to the Award may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Except as may be otherwise provided in the Plan or the Award Certificate, if the Participant’s employment with the Company terminates for any reason (whether by the Company or the Participant and whether voluntary or involuntary) other than as set forth in paragraphs (b) or (c) of Section 3 hereof, then the Participant shall forfeit all of the Participant’s right, title and interest in and to the Award and the Shares to the extent the Award (and corresponding Shares) are not vested as of the date the Participant’s Termination of Service. The restrictions imposed under this section shall apply to all Shares or other securities issued with respect to Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Common Stock.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) With respect to such ratable portion of the Shares as is specified on page 1 hereof, on each of the ___ annual vesting installment dates as specified on page 1 hereof, provided the Participant is still employed by the Company on each respective anniversary of the Grant Date and has been employed continuously since the Grant Date; or

(b) As to all of the Shares, upon the termination of the Participant’s employment (meaning a separation from service (as defined under Code Section 409A)) due to death, Disability or Retirement; or

(c) As to all of the Shares, in the event of a Change in Control, as follows:

(i) To the extent that the successor or surviving company in the Change in Control event does not assume or substitute for the Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee) as Awards outstanding under the Plan immediately prior to the Change in Control event, any restrictions, including but not limited to the restriction period, applicable to the Award shall be deemed to have been met, and the Award shall become fully vested, earned and payable to the fullest extent of the original grant of the Award, provided the Participant remains employed by the Company from the Grant Date until the time of the Change in Control.

(ii) Further, the Award will nonetheless become vested in full if the employment or service of the Participant is terminated by the Company or the Participant in contemplation of a Change in Control (whether or not the Change in Control is consummated) or, in the event that the Award is substituted, assumed or continued as provided in Section 3(c)(i) herein, within one year after the effective date of a Change in Control, if such termination of employment or service (A) is by the Company not for Cause or (B) is by the Participant for Good Reason. The employment or service of the Participant will be deemed to have been terminated in contemplation of a Change in Control if the Participant’s employment or service terminates at any time during which (i) the Company has initiated a transaction process or is engaged in discussions with a third party about a specific transaction that, if consummated, would result in a Change in Control (and before complete abandonment of such discussions without the transaction being consummated) or (ii) the Company has become a party to a definitive agreement to consummate a transaction that would result in a Change in Control (and before complete termination of such agreement without the transaction being consummated).

(d) For clarification, for the purposes of this Section 3, “Cause” shall have the meaning given such term in Section 2.15 of the Plan; “Disability” shall have the meaning given such term in Section 2.26(a) of the Plan; “Retirement” shall have the meaning set forth in the Company’s Executive Severance Plan, as it may be amended and/or restated, (the “Executive Severance Plan”); provided, however, that, if on the Grant Date, the Participant is not a participant in the Executive Severance Plan, the meaning shall be the occurrence of both (i) the Participant’s Termination of Service (other than for Cause) on or after the date that Participant’s age plus years of employment with the Company and its Affiliates equals or exceeds 65, and (ii) the Committee’s determination that the Participant’s termination qualifies as a retirement that is not in connection with a pending involuntary termination, including any notification of inclusion in a reduction in force, and, provided that, if the Committee has not made a determination within thirty (30) days of the Participant’s Termination of Service, the Participant’s termination shall be deemed to qualify as a retirement; and “Good Reason” shall have the same definition as under any employment, change in control or service agreement between the Company or any Affiliate and the Participant or, if no such employment, change in control or service agreement exists or if such employment, change in control or service agreement does not contain any such definition, Good Reason shall mean, without the Participant’s consent, the following: (i) any action taken by the Company or an Affiliate which results in a material reduction in the Participant’s authority, duties or responsibilities (except that any change in the foregoing that results solely from (A) the Company ceasing to be a publicly traded entity or from the Company becoming a wholly-owned subsidiary of another publicly traded entity or (B) any change in the geographic scope of the Participant’s authority, duties or responsibilities will not, in any event and standing alone, constitute a substantial reduction in the Participant’s authority, duties or responsibilities); (ii) the assignment to the Participant of duties that are materially inconsistent with Participant’s authority, duties or responsibilities; (iii) any material decrease in the Participant’s base salary or annual bonus opportunity, except to the extent the Company has instituted a salary or bonus reduction generally applicable to all similar employees of the Company other than in contemplation of or after a Change in Control; (iv) other than for international employees, the relocation of the Participant to any principal place of employment other than that as of the date of grant of the Award, or any requirement that Participant relocate his or her residence other than to that as of the date of grant of the Award, without the Participant’s express written consent to either such relocation, which in either event would increase the Participant’s commute by more than fifty (50) miles; provided, however, this subsection (iv) shall not apply in the case of business travel which requires the Participant to relocate temporarily for periods of ninety (90) days or less; or (v) the failure by the Company to pay to the Participant any portion of the Participant’s base salary or annual bonus within thirty (30) days after the date the same is due. Notwithstanding the above, and without limitation, Good Reason shall not include any resignation by the Participant where Cause for the Participant’s termination by the Company or an Affiliate exists. The Participant must give the Company or Affiliate that employs the Participant notice of any event or condition that would constitute Good Reason within thirty (30) days of the event or condition which would constitute Good Reason, and, upon the receipt of such notice, the Company or Affiliate that employs the Participant shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30) day period, any termination of employment by the Participant for Good Reason must occur within thirty (30) days after the period for remedying such condition or event has expired.

4. Settlement of Award; Delivery of Shares. No certificate or certificates for the Shares shall be issued on the Grant Date. A certificate or certificates for the underlying Shares of the Award (or, in the case of uncertificated Shares, other written evidence of ownership in accordance with applicable laws) shall be issued in the name of the Participant (or his beneficiary) only in the event, and to the extent, that the Award has vested. Notwithstanding the foregoing, the following provisions shall apply: (a) except as provided under Section 4(b) herein or to the extent otherwise required or permitted under Code Section 409A, any Shares or other benefits payable pursuant to the Award shall, upon vesting of the Award, be distributed to the Participant (or his beneficiary) within sixty (60) days after the date the Award vests; and (b) in the event that the Restriction Period ends (and the Award vests) due to a separation from service (as defined under Code Section 409A) due to death, Disability or Retirement or in contemplation of a Change in Control or within one year after the effective date of the Change in Control, then the Shares shall be delivered to the Participant (or his beneficiary) within sixty (60) days after the end of the Restriction Period (provided that if such sixty (60) day period begins in one (1) calendar year and ends in another, the Participant (or his beneficiaries) shall not have the right to designate the calendar year of payment), and, provided, further, if the Participant is or may be a “specified employee” (as defined under Code Section 409A), and the distribution is due to separation from service, then such distribution shall be subject to delay as provided in Section 15.3 of the Plan (or any successor provision thereto). Notwithstanding the foregoing or anything herein to the contrary, the Committee, in its sole discretion and without the Participant’s consent, retains the right to provide for settlement of this Award in cash, in lieu of delivery of Shares, as provided in Section 3.2 of the Plan (or any successor provision thereto).

5. Voting and Dividend Rights. The Participant shall not be deemed to be the holder of any underlying Shares of the Award and shall not have any dividend rights, voting rights or other rights as a shareholder unless and until (and only to the extent that) the Award has vested and certificates for such Shares have been issued to him (or, in the case of uncertificated shares, other written evidence of ownership in accordance with applicable laws shall have been provided).

6. No Right of Continued Employment or to Future Awards. Nothing in the Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate. The grant of the Award does not create any obligation to grant further awards.

7. Tax Matters. The Participant will, no later than the date as of which any amount related to the Shares first becomes includable in the Participant’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state, local and foreign taxes (including any Federal Insurance Contributions Act taxes) required by law to be withheld with respect to such amount. The withholding requirement may be satisfied, in whole or in part, unless the Committee determines otherwise, by withholding from this Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under the Award Certificate will be conditional on such payment or arrangements, and the Company, or, where applicable, its Affiliates, will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Participant acknowledges that the Company has made no warranties or representations to the Participant with respect to the legal, tax or investment consequences (including but not limited to income tax consequences) related to the grant of the Award or receipt or disposition of the Shares (or any other benefit), and the Participant is in no manner relying on the Company or its representatives for legal, tax or investment advice related to the Award or the Shares. The Participant acknowledges that there may be adverse tax consequences upon the grant of the Award and/or the acquisition or disposition of the Shares (or other benefit) subject to the Award and that the Participant has been advised to consult with their own attorney, accountant and/or tax advisor regarding the transactions contemplated by the Award and the Award Certificate. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

8. Plan Controls; Entire Agreement; Amendment. The terms contained in the Plan are incorporated into and made a part of the Award Certificate and the Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of the Award Certificate, the provisions of the Plan shall be controlling and determinative (unless the Committee determines otherwise). The Award Certificate sets forth all of the promises, agreements, understandings, warranties and representations between the parties with respect to the Award. The Award Certificate may be amended as provided in the Plan.

9. Successors. The Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of the Award Certificate and the Plan.

10. Severability. If any one or more of the provisions contained in the Award Certificate is held to be invalid, illegal or unenforceable, the other provisions of the Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under the Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to ScanSource, Inc., 6 Logue Court, Greenville, SC 29615, Attn: Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.

12. Beneficiary Designation. The Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant hereunder and to receive any distribution with respect to the Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of the Award Certificate and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, the Participant’s rights with respect to the Award may be exercised by the legal representative of the Participant’s estate, and payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Company.

13. Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to receiving the Award, the Participant agrees to abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to Participant from time to time. In addition, the Participant shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to the Participant under Applicable Law.

6